Exhibit 99.1

SYSCO Corporation 1390 Enclave Parkway Houston, Texas 77077-2099 (281) 584-1390	NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
	CONTACT:	Neil A. Russell
Assistant Vice President,
Investor Relations
(281) 584-1308
SYSCO REPORTS FOURTH QUARTER DILUTED EPS OF $0.55,

FISCAL YEAR 2008 DILUTED EPS OF $1.81
Fiscal Year diluted EPS increases 13.1 percent compared to the prior year
HOUSTON, August 11, 2008 — SYSCO Corporation (NYSE: SYY) today announced financial results for its 13-week fourth quarter and 52 weeks of fiscal 2008 ended June 28, 2008.
Fourth Quarter Fiscal 2008 Highlights
▪	Sales increased 5.4% to $9.7 billion from $9.2 billion in the fourth quarter of fiscal 2007.

▪	Operating income increased 9.7% to $559 million compared to $509 million in last year’s fourth quarter.

▪	Diluted earnings per share (EPS) increased 12.2% to $0.55 compared to $0.49 in last year’s fourth quarter.
Fiscal 2008 Highlights
▪	Sales increased 7.1% to $37.5 billion from $35.0 billion in fiscal 2007.

▪	Operating income increased 10.0% to $1.9 billion compared to $1.7 billion in the prior year.

▪	Diluted EPS increased 13.1% to $1.81 compared to $1.60 in the prior year.
     “For the eighth time in the last ten years — and the eighth quarter in a row — we have generated double digit earnings per share growth. The accomplishment is particularly notable this year as we overcame significant obstacles, including market forces such as prolonged inflation and high fuel costs,” said Richard J. Schnieders, SYSCO’s chairman and chief executive officer. “I’m pleased with our operating results in fiscal 2008, and I am encouraged that we leveraged 7.1% sales growth into 13.1% growth in earnings per share while continuing to invest in our business. Key to this performance was solid execution of our business plan, especially in the area of cost containment.”
Fourth Quarter Fiscal 2008 Summary
     Sales for the fourth quarter grew 5.4% over the same period last year. Food cost inflation, as estimated by the change in SYSCO’s cost of goods, was 6.2% for the quarter. Operating income for the fourth quarter grew 9.7% over the same period last year. As a percentage of sales, operating income increased 22 basis points. The company continued to manage high food cost inflation, as evidenced by gross profit dollars increasing 5.6% while operating expenses grew only 4.0% for the period. Diluted EPS increased 12.2% from the fourth quarter of fiscal 2007 to $0.55.
     Operating income for the fourth quarter was unfavorably impacted by a net $16.4 million in additional expenses related to the combined impact of changes in the cash surrender value of corporate-owned life insurance (COLI), increased provisions related to multi-employer pension plans, company-sponsored pension expense and stock compensation expense, as detailed in table 1 below:

(000’s)	Table 1
			Operating Expense Impact
	4Q08	4Q07	Unfavorable (Favorable)
Cash surrender value of COLI	$(575)	$(8,971)	$8,396
Multi-employer pension plans	12,900	0	12,900
Company-sponsored pensions	16,459	18,643	(2,184)
Stock compensation expense	19,496	22,235	(2,739)

Net impact to operating expenses	$48,280	$31,907	$16,373
     “Our Broadline business managed margins and expenses particularly well to produce another strong quarter in a challenging environment,” said Ken Spitler, SYSCO’s president and chief operating officer. “This would not have been possible without the focus and commitment of our nearly 50,000 associates.”
Fiscal 2008 Summary
     Sales for fiscal 2008 grew 7.1% over the prior year. Food cost inflation, as estimated by the change in SYSCO’s cost of goods, was 6.0% in fiscal 2008. Operating income grew 10.0% over the prior year as a result of gross profit dollars increasing 6.5% and operating expenses growing 5.3%. As a percentage of sales, operating income increased 13 basis points for fiscal 2008. Diluted earnings per share increased 13.1% for fiscal 2008 to $1.81.
     Throughout fiscal 2008, SYSCO experienced increased demand for its industry leading business reviews and other customer support services. This appreciation for SYSCO’s customer-centered approach, coupled with stringent cost control measures, helped increase operating income to $1.9 billion in fiscal 2008.
     For fiscal 2008, operating income was unfavorably impacted by a net $24.2 million in additional expenses related to the combined impact of changes in the cash surrender value of COLI, increased provisions related to multi-employer pension plans, company-sponsored pension expense and stock compensation expense, as detailed in table 2 below:

(000’s)	Table 2
			Operating Expense Impact
	FY2008	FY2007	Unfavorable (Favorable)
Cash surrender value of COLI	$8,718	$(23,922)	$32,640
Multi-employer pension plans	22,310	4,700	17,610
Company-sponsored pensions	65,836	74,591	(8,755)
Stock compensation expense	80,650	97,985	(17,335)

Net impact to operating expenses	$177,514	$153,354	$24,160
     Mr. Schnieders concluded, “Our focus remains on supporting our customers, especially during these difficult times. Our sales and marketing associates continue to find creative business solutions to the many challenges our customers are facing in today’s marketplace.”
Capital Spending
     Capital expenditures for fiscal 2008 totaled $516 million, below original estimates of $625 million to $650 million. The lower amount spent in fiscal 2008 was primarily due to delays on certain projects that will shift significant expenditures to fiscal 2009. As a result, the company projects that capital expenditures for fiscal 2009 will be in the range of approximately $675 million to $725 million.
     The primary areas for investments in fiscal 2008 included facility replacements and expansions, construction of fold-out operations and additions to SYSCO’s fleet. In addition, the new redistribution center in Alachua, Florida, SYSCO’s second RDC facility, opened on schedule in April and is currently shipping product to our five operating companies in Florida. In fiscal 2009 the company expects to complete construction of a fold-out facility located in East Texas.

Conference Call & Webcast
     SYSCO’s fourth quarter 2008 earnings conference call will be held on Monday, August 11, 2008 at 10:00 a.m. EDT. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About SYSCO
     SYSCO is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 180 distribution facilities serving more than 400,000 customers. For the fiscal year 2008 that ended June 28, 2008, the company generated more than $37 billion in sales. For more information about SYSCO visit the company’s Internet home page at www.sysco.com.
Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding the company’s ability to leverage in current and future periods, anticipated fuel expense, the impact of our customer focus on SYSCO’s business relationships and projections regarding capital expenditures. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include risks that pertain to SYSCO’s business, including the risks relating to the foodservice distribution industry’s relatively low profit margins and sensitivity to general economic conditions, including the current economic environment and decreases in consumer spending; increased fuel costs; SYSCO’s leverage and debt risks; the successful completion of acquisitions and integration of acquired companies as well as the risk that acquisitions could negatively impact the Company’s stock price, operating results or debt ratio or significantly increase the Company’s liquidity requirements; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management’s allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; and internal factors such as the ability to control expenses. Earnings are also impacted by option expensing, which is based on certain assumptions regarding the number and fair value of options granted, resulting tax benefits and shares outstanding. Capital expenditures may vary from those projected based on changes in business plans and other factors, including those described above. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 as filed with the Securities and Exchange Commission.
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SYSCO CORPORATION
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands Except for Share Data)

	For the 13-Weeks Ended
	June 28, 2008	June 30, 2007
Sales	$9,730,205	$9,228,294
Cost of sales	7,828,791	7,427,621

Gross margins	1,901,414	1,800,673
Operating expenses	1,342,754	1,291,190

Operating income	558,660	509,483
Interest expense	27,511	25,530
Other income, net	(4,270)	(2,786)

Earnings before income taxes	535,419	486,739
Income taxes (37.60% in ‘08; 37.67% in ’07)	201,306	183,348

Net earnings	$334,113	$303,391

Net earnings:
Basic earnings per share	$0.56	$0.49

Diluted earnings per share	$0.55	$0.49

Average shares outstanding	601,481,271	616,366,328

Diluted average shares outstanding	605,081,076	623,993,792

COMPARATIVE SEGMENT SALES DATA (Unaudited)
(In Thousands)

	For the 13-Weeks Ended
	June 28, 2008	June 30, 2007
Sales:
Broadline	$7,732,110	$7,289,746
SYGMA	1,203,187	1,140,249
Other	916,309	922,441
Intersegment	(121,401)	(124,142)

Total	$9,730,205	$9,228,294

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SYSCO CORPORATION
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands Except for Share Data)

	For the 52-Weeks Ended
	June 28, 2008	June 30, 2007
Sales	$37,522,111	$35,042,075
Cost of sales	30,327,254	28,284,603

Gross margins	7,194,857	6,757,472
Operating expenses	5,314,908	5,048,990

Operating income	1,879,949	1,708,482
Interest expense	111,541	105,002
Other income, net	(22,930)	(17,735)

Earnings before income taxes	1,791,338	1,621,215
Income taxes (38.25% in ‘08 and ’07)	685,187	620,139

Net earnings	$1,106,151	$1,001,076

Net earnings:
Basic earnings per share	$1.83	$1.62

Diluted earnings per share	$1.81	$1.60

Average shares outstanding	605,905,545	618,338,752

Diluted average shares outstanding	610,970,783	626,336,798

COMPARATIVE SEGMENT SALES DATA (Unaudited)
(In Thousands)

	For the 52-Weeks Ended
	June 28, 2008	June 30, 2007
Sales:
Broadline	$29,792,931	$27,560,375
SYGMA	4,574,880	4,380,955
Other	3,622,360	3,571,213
Intersegment	(468,060)	(470,468)

Total	$37,522,111	$35,042,075

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SYSCO CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 28, 2008	June 30, 2007
ASSETS
Current assets
Cash	$551,552	$207,872
Receivables	2,723,189	2,610,885
Inventories	1,836,478	1,714,187
Prepaid expenses and other current assets	63,814	123,284
Prepaid income taxes	—	19,318

Total current assets	5,175,033	4,675,546

Plant and equipment at cost, less depreciation	2,889,790	2,721,233

Other assets
Goodwill	1,413,224	1,355,313
Intangibles	87,528	91,366
Restricted cash	92,587	101,929
Prepaid pension cost	215,159	352,390
Other	208,972	221,154

Total other assets	2,017,470	2,122,152

Total assets	$10,082,293	$9,518,931

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$—	$18,900
Accounts payable	2,048,759	1,981,190
Accrued expenses	917,892	922,582
Accrued income taxes	11,665	—
Deferred taxes	516,131	488,849
Current maturities of long-term debt	4,896	3,568

Total current liabilities	3,499,343	3,415,089

Other liabilities
Long-term debt	1,975,435	1,758,227
Deferred taxes	540,330	626,695
Other long-term liabilities	658,199	440,520

Total other liabilities	3,173,964	2,825,442

Commitments and contingencies
Shareholders’ equity
Preferred stock	—	—
Common stock	765,175	765,175
Paid-in capital	712,208	637,154
Retained earnings	6,041,429	5,544,078
Accumulated other comprehensive loss	(68,768)	(4,061)
Treasury stock	(4,041,058)	(3,663,946)

Total shareholders’ equity	3,408,986	3,278,400

Total liabilities and shareholders’ equity	$10,082,293	$9,518,931

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SYSCO CORPORATION
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	For the 52-Weeks Ended
	June 28, 2008	June 30, 2007
Cash flows from operating activities:
Net earnings	$1,106,151	$1,001,076
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	80,650	97,985
Depreciation and amortization	372,529	362,559
Deferred tax provision	643,480	545,971
Provision for losses on receivables	32,184	28,156
Gain on sale of assets	(2,747)	(6,279)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(128,017)	(134,153)
(Increase) in inventories	(110,925)	(95,932)
Decrease (increase) in prepaid expenses and other current assets	59,896	(62,773)
Increase in accounts payable	54,451	85,422
(Decrease) increase in accrued expenses	(22,721)	132,936
(Decrease) in accrued income taxes	(509,783)	(491,993)
Decrease (increase) in other assets	11,926	(36,426)
Increase (decrease) in other long-term liabilities and prepaid pension cost, net	13,459	(14,817)
Excess tax benefits from share-based compensation arrangements	(4,404)	(8,810)

Net cash provided by operating activities	1,596,129	1,402,922

Cash flows from investing activities:
Additions to plant and equipment	(515,963)	(603,242)
Proceeds from sales of plant and equipment	13,320	16,008
Acquisition of businesses, net of cash acquired	(55,259)	(59,322)
Decrease (increase) in restricted cash	2,342	(2,155)

Net cash used for investing activities	(555,560)	(648,711)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments ), net	(550,726)	121,858
Other debt borrowings	757,972	5,290
Other debt (repayments)	(7,628)	(109,656)
Debt issuance costs	(4,192)	(7)
Common stock reissued from treasury	128,238	221,736
Treasury stock purchases	(529,179)	(550,865)
Dividends paid	(497,467)	(445,416)
Excess tax benefits from share-based compensation arrangements	4,404	8,810

Net cash used for financing activities	(698,578)	(748,250)

Effect of exchange rates on cash	1,689	14

Net increase in cash	343,680	5,975
Cash at beginning of period	207,872	201,897

Cash at end of period	$551,552	$207,872

Cash paid during the period for:
Interest	$98,330	$107,109
Income taxes	530,169	563,968

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Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative SYSCO Brand Sales and Marketing Associate-Served Sales data are summarized below.

	For the 13-Weeks Ended
	June 28, 2008	June 30, 2007
SYSCO Brand Sales as a % of MA-Served Sales	49.93%	50.63%
SYSCO Brand Sales as a % of Total
Broadline Sales	41.87%	44.01%
MA-Served Sales as a % of Total
Broadline Sales	49.35%	50.66%

	For the 52-Weeks Ended
	June 28, 2008	June 30, 2007
SYSCO Brand Sales as a % of MA-Served Sales	50.73%	51.52%
SYSCO Brand Sales as a % of Total
Broadline Sales	41.86%	43.41%
MA-Served Sales as a % of Total
Broadline Sales	48.98%	49.76%

Note: Beginning with the earnings release for the first quarter of fiscal 2008, this information is now presented to include Canadian broadline sales statistics.
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